As filed with the Securities and Exchange Commission on January 5, 2017

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HICKOK INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0288470 (I.R.S. Employer Identification No.)

10514 Dupont Avenue
Cleveland, Ohio 44108
(Address of Principal Executive Offices, including Zip Code)

Hickok Incorporated 2013 Omnibus Equity Plan

Hickok Incorporated 2010 Outside Directors Stock Option Plan

Hickok Incorporated 2007 Outside Directors Stock Option Plan
(Full Title of the Plan)

Brian E. Powers President and Chief Executive Officer Hickok Incorporated 10514 Dupont Avenue Cleveland, Ohio 44108 (216) 541-8060	With a copy to: John J. Jenkins Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 (216) 622-8200

(Name, Address and Telephone Number, including
Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Shares, without par value	192,000	$1.91	$366,720.00	$42.51
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional Class A Common Shares, without par value (“Common Shares”), of Hickok Incorporated as may be issued or become issuable under the terms of the (a) Hickok Incorporated 2013 Omnibus Equity Plan, (b)  Hickok Incorporated 2010 Outside Directors Stock Option Plan, and (c) Hickok Incorporated 2007 Outside Directors Stock Option Plan (the “Plans”), in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)

The registration fee has been calculated, and the offering price estimated, in accordance with Rules 457(c) and (h) under the Securities Act upon the basis of the average of the high and low sales prices of the Common Shares as reported on the OTC Pink marketplace on December 29, 2016, which was $1.91 per Common Share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, pursuant to Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of Hickok Incorporated (the "Company"), previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

●	The Company’s Current Reports on Form 8-K filed on November 15, 2016, December 13, 2016, and December 27, 2016; and

●	The Company’s Form 8-A (Reg. No. 147).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement, prior to the filing of a post–effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing a corporation’s indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court of common pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper.

Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any articles, regulations, agreement, vote of shareholders or disinterested directors or otherwise.

The general effect of Article V of the Company’s Amended and Restated Code of Regulations is to provide for the indemnification of its directors, officers and employees to the fullest extent permitted by applicable law, on terms generally consistent with the statutory authority in Section 1701.13(E) of the Ohio Revised Code. Article V further provides that such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled, including under the Company’s Amended Articles of Incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on January 5, 2017.

HICKOK INCORPORATED By: /s/Brian E. Powers Brian E. Powers President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 5, 2017.

/s/Brian E. Powers Brian E. Powers	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ Kelly J. Marek Kelly J. Marek	Chief Financial Officer (Principal Accounting and Financial Officer)
/s/ Robert L. Bauman Robert L. Bauman	Director
/s/ Edward F. Crawford Edward F. Crawford	Director
/s/ Matthew V. Crawford Matthew V. Crawford	Director
/s/ Steven H. Rosen Steven H. Rosen	Director
/s/ Kirin M. Smith Kirin M. Smith	Director

HICKOK INCORPORATED

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Articles of Incorporation. (A)

3.2	Code of Regulations. (B)

4.1	Hickok Incorporated 2013 Omnibus Equity Plan. (C)

4.2	Hickok Incorporated 2010 Outside Directors Stock Option Plan. (D)

4.3	Hickok Incorporated 2007 Outside Directors Stock Option Plan. (E)

5.1	Opinion of Calfee, Halter & Griswold LLP as to the validity of the securities being registered.

23.1	Consent of Meaden & Moore, Ltd.

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 of this Registration Statement).

__________________

A.     Reference is made to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and such exhibit is hereby incorporated by reference herein.

B.     Reference is made to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on January 12, 2016, and such exhibit is hereby incorporated by reference herein.

C.     Incorporated by reference to Appendix A of the Company’s definitive Proxy Statement on Schedule 14A for its 2013 annual meeting of shareholders as filed with the Commission on January 28, 2013 (File No. 000-00147).

D.      Incorporated by reference to Appendix A of the Company's definitive Proxy Statement on Schedule 14A for its 2010 annual meeting of shareholders as filed with the Commission on January 26, 2010 (File No. 000-00147).

E.     Incorporated by reference to Appendix A of the  Company's definitive Proxy Statement on Schedule 14A for its 2007 annual meeting of shareholders as filed with the Commission on January 22, 2007 (File No. 000-00147).